Free Writing Prospectus Dated May 12, 2011	Filed pursuant to Rule 433(f) Registration Statement No. 333-174044

TOP Ships Inc.
Free Writing Prospectus Published or Distributed by Media

On May 9, 2011, TradeWinds, a shipping industry newspaper located in Norway, published an article concerning TOP Ships Inc. (the "Company"), including an interview with Mr. Evangelos Pistiolis, the Company's Chief Executive Officer. The full text of the article is reproduced below.

The article published by TradeWinds was not prepared by or reviewed by us or any other offering participant prior to its publication.  You should consider statements published in the article or contained herein only after carefully evaluating all of the information in the registration statement on Form F-1 (File No. 333-174044) (the "Registration Statement") and in any related amendment that may be filed in the future, including the risks described therein.  With the exception of statements and quotations attributed directly to Mr. Pistiolis, the article presented the author's opinion and the opinions of others, which are not endorsed or adopted by us.

The statements attributed to Mr. Pistiolis were not intended and should not be considered as offering material

Full text of the TradeWinds Article:

Top to tap investors

Top Ships is looking to collect over $100m from its first equity issue since the onset of the financial crisis.

[PHOTOGRAPH OF MR. EVANGELOS PISTIOLIS]

Evangelos Pistiolis.

Nasdaq-listed Top will use cash from the fundraiser to pay down debt and fund ship purchases, potentially in the containership sector.

Evangelos Pistiolis-led Top says it will issue stock worth $115m, but just over $13m will be eaten up by registration fees.

Pistiolis tells TradeWinds: "I think the time of opportunities has come.

"We want to issue fresh equity to enter new, good deals rather than throw good money after bad."

He has yet to be decided what vessels to add to the company's fleet, but is leaning towards tankers at the present time.

However, Pistiolis may have a surprise up his sleeve.

"We are looking at all possible options, even containers. It is return driven," he explained.

Top had debts of $337,38m at the end of 2010 and has been busy setting up waivers to cure covenants breaches of late.

Without the waivers the company would not be able to tap Wall Street for funds.

Based in Greece, Top presently has a fleet of 12 bulkers and products tankers.

Shares in the shipowner slipped 4.76% to $0.70 each following the announcement today.

By Andy Pierce in London

Published: 14:49 GMT, 09 May 11 | updated: 14:52 GMT, 09 May 11

FORWARD-LOOKING STATEMENTS

Matters discussed in this free writing prospectus may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this free writing prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although TOP Ships Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TOP Ships Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in TOP Ships Inc.'s operating expenses, including bunker prices, dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by TOP Ships Inc. with the U.S. Securities and Exchange Commission.

When used in this document, the words "anticipate," "estimate," "project," "forecast," "plan," "potential," "may," "should," and "expect" reflect forward-looking statements.

TOP Ships Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, once available, if you request it by calling 212-430-1710.

SK 23116 0007 1195839